Form of Subscription Agreement

November ___, 2013

Westchester Capital Funds
100 Summit Lake Drive
Valhalla, New York 10595

Re: Westchester Capital Funds

In connection with your sale to us today of 10,000 Shares of beneficial interest (the “Shares”) in WCM Alternatives: Event-Driven Fund (the “Fund”) at the price of $10 per share, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”); (ii) your sale of the Shares to us is in reliance on the sales being exempt under Section 4(2) of the Securities Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representations, which we hereby confirm, that we are acquiring the Shares for investment and for our own accounts as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein.  We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal and shall be construed under the laws of Massachusetts.

Very truly yours,

WESTCHESTER CAPITAL MANAGEMENT, LLC